Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Satcon Technology Corporation and its subsidiaries of our report dated March 15, 2012, relating to the consolidated financial statements and the financial statement schedule as of December 31, 2011 and 2010 and for the years ending December 31, 2011 and 2010 and our report dated March 15, 2012 relating to the internal control over financial reporting as of December 31, 2011 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting due to material weaknesses), which appear in the Annual Report on Form 10-K of Satcon Technology Corporation and its subsidiaries for the year ended December 31, 2011.  We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey LLP

Boston, Massachusetts
May 4, 2012